FILE NO. 811-5397

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM N-2

                (Check appropriate box or boxes)

[ ]  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

     Pre-Effective Amendment No.  ____                 [ ]
     Post-Effective Amendment No. ____                 [ ]

                         and/or

[x]  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT
     OF 1940

[x]  Amendment No. 8


ROYCE GLOBAL TRUST, INC. (formerly All Seasons Global Fund, Inc.)
Exact Name of Registrant as Specified in Charter

1414 Avenue of the Americas, NY, NY  10019
Address of Principal Executive Offices (Number, Street, City,
                                        State, Zip Code)

(212) 355-7311
Registrant's Telephone Number, including Area Code

Charles M. Royce, 1414 Avenue of the Americas, NY, NY  10019
Name and Address of Agent for Service (Number, Street, City, State, Zip Code)

With copies to:     Steven M. Felsenstein, Esq.
                    Stradley, Ronon, Stevens & Young, LLP
                    2600 One Commerce Square
                    Philadelphia, PA  19103-7098

Approximate Date of Proposed Public Offering:   N/A


              Cross reference sheet for prospectus

     No prospectus is included in this Investment Company
     Act of 1940 filing, and no cross reference sheet is required.

                     Part A: The Prospectus


Item 1.   Outside Front Cover.  N/A.

Item 2.   Inside Front and Outside Back Cover.  N/A.

Item 3.   Fee Table and Synopsis.  N/A.

Item 4.   Financial Highlights.  N/A.

Item 5.   Plan of Distribution.  N/A.

Item 6.   Selling Shareholders.  N/A.

Item 7.   Use of Proceeds.  N/A.

Item 8.   General Description of the Registrant.

          1.   General:

          Royce Global Trust, Inc. (the "Registrant") is a
          Maryland corporation originally incorporated as
          America's All Season Fund, Inc. On October 31, 1996, the Registrant filed Articles of Amendment and Restatement (the "Articles") to change its name and make other changes described in the Registrant's Proxy
          Statement dated July 19, 1996 (the "Proxy Statement") for its 1996 Annual Meeting of Stockholders. The text of the Articles appears as Exhibit B to the Proxy
          Statement, and such text is filed as EX-99.2A(i) and EX.99.2A(ii) to this filing and is incorporated herein by reference as though fully set forth in this item.

          2.   Investment Objectives and Policies:

          The Proxy Statement set forth a proposal to change the fundamental investment objective of the Registrant and described certain non-fundamental investment policies and restrictions adopted by the Board of the Registrant. The Proxy Statement also set forth the new adviser's investment approach.

          Proposal 3 of the Proxy Statement recommended a revision to the fundamental investment objective, and was approved by the stockholders. The changed objective provides that:

               "The Fund's investment objective is long-term capital appreciation. It will seek to achieve this objective by normally investing more than 75% of its assets in comment stocks, convertible preferred stocks, convertible debentures and other equity securities."

          The text of the Proxy Statement describing the objective, policies and restrictions, and the related commitments by the new adviser, is incorporated herein as though fully set forth in this item.

          3.   Risk Factors:

               a.   General; and
               b.   Effects of leverage:

               Information regarding this item is provided under Item 8, No. 2.

          4. Other Policies: Information regarding this item is provided under Item 8, No. 2.

          5.   Share Price Data:  N/A.

          6.   Business Development Companies:  N/A.


Item 9.   Management.

          1.   General:

               a.  Board of Directors:

               The Board of Directors is responsible for the supervision of the conduct of the business of the Registrant, acting through the officers, employees and agents of the Registrant.

               b.   Investment Adviser:
                    and
               c.   Portfolio Management:

               Quest Advisory Corp. (the "Adviser"), 1414 Avenue of the Americas, New York, New York 10019, was appointed to serve as the investment adviser to the Registrant, effective November 1, 1996, pursuant to a contract dated October 31, 1996, which was approved by the stockholders of the Registrant at the 1996 Annual Meeting.
               Information concerning the Adviser, the investment advisory agreement, the fees and services thereunder and portfolio management, all appear in the Proxy Statement, which is incorporated by reference herein.

               The Fund's portfolio and the portfolios of the Adviser's other accounts are managed by the Adviser's senior investment staff, including Charles
               M. Royce, the President and Chief Investment Officer of the Adviser, who is primarily responsible for supervising the Adviser's investment management activities. He is assisted by Jack E. Fockler, Jr.
               and W. Whitney George, Vice Presidents of the Adviser. The Adviser also acts as the adviser to other investment company and non-investment company accounts.

               d.   Administrators:  N/A.

               e.   Custodians:

               There has been no change in the transfer and dividend paying agents of the Registrant.
               Pursuant to an agreement dated June 24, 1996, the Registrant appointed The Bank of New York to serve as its custodian bank. The address of the bank is 48 Wall Street, New York, New York 10286. The agreement between the Registrant and the custodian bank appears as Exhibit EX-99.2J to this Amendment.

               f.   Expenses:

               The Adviser has made a commitment to reduce the fees payable to it under the investment advisory agreement so that the ratio of certain operating expenses of the Registrant shall not exceed (i) for the period from November 1, 1996 through December 31, 1996, 2.0% of the Registrant's average net assets for such period, and (ii) for each of the fiscal years of the Registrant ending December 31, 1997 and December 31, 1998, 1.75% of the Fund's average net assets for such fiscal year. Such commitment is contained in the investment advisory agreement.
               The Adviser has also voluntarily agreed to waive its advisory fee until the distribution-adjusted market price of a share of the Registrant's Common
               Stock closes for a period of 20 consecutive trading days at or above $5.28, the net asset value per share of the Registrant's common stock on October 31, 1996.
               Such commitment is set forth in Supplemental Definitive Proxy Material filed with the Commission and mailed to stockholders on or about October 18, 1996, which is incorporated by reference herein.

               g.   Affiliated Brokerage:  N/A.

          2.   Non-resident Managers:  N/A.

          3. Control Persons: The Registrant is not aware of any filing which shows that any person (or group) owns or controls more than twenty-five percent of the voting stock of the Registrant.

Item 10.  Capital Stock, Long-Term Debt, and Other Securities.

          1. Capital Stock: There is no change in the information presently on file, except that: (i) the Articles explicitly authorize the issuance of certain senior securities without any further vote of the stockholders and, in connection therewith, the structure and composition of the Board may be modified to the extent required to comply with provisions of the Investment Company Act of 1940; and (ii) the Registrant has adopted a new distribution reinvestment plan, a copy of which is attached hereto as EX-99.2E.

          2.   Long-Term Debt:  N/A.

          3.   General:  N/A.

          4. Taxes: No change. The Registrant intends to continue to seek to qualify under Sub-Chapter M of the Internal Revenue Code.

          5. Outstanding Securities: As of October 25, 1996, the Registrant had 7,998,419 shares of common stock outstanding.

          6.   Securities Ratings:  N/A.

Item 11.  Defaults and Arrears on Senior Securities.  N/A.

Item 12.  Legal Proceedings.  N/A.


          Part B:  Statement of Additional Information

Item 13.  Table of Contents of the Statement of Additional
          Information.  N/A.

Item 14.  Cover Page.  N/A.

Item 15.  Table of Contents.  N/A.

Item 16.  General Information and History.  N/A.

Item 17.  Investment Objective and Policies. See Item 8, No. 2. above.

Item 18.  Management.

          (1)                 (2)                 (3)
                                                  Principal
                              Position(s)         Occupation(s)
          Name, Address       Held With           During Past
          and Age             Registrant          5 years

          Charles M. Royce*   Director,           President, Sec-
          1414 Avenue of the  President and       retary, Treas-
               Americas       Treasurer           urer, sole
          NY, NY  10019                           director and
          (56)                                    sole voting
                                                  shareholder of the
                                                  Adviser, Director,
                                                  President and
                                                  Treasurer of Royce
                                                  Value Trust, Inc.
                                                  ("RVT") and Royce
                                                  Micro-Cap Trust, Inc.
                                                  ("RMT") (closed-end
                                                  diversified
                                                  management investment
                                                  companies) (since
                                                  September 1993);
                                                  Trustee, President
                                                  and Treasurer of The
                                                  Royce Fund ("TRF")
                                                  (open-end investment
                                                  company); Secretary
                                                  and sole director and
                                                  shareholder of Quest
                                                  Distributors, Inc.
                                                  ("QDI") (the
                                                  distributor of TRF);
                                                  and Managing General
                                                  Partner of Quest
                                                  Management Company
                                                  ("QMC"), (registered
                                                  investment adviser).


          Richard M. Galkin   Director            Private inves-
          5284 Boca Marina                        tor and Pres-
          Boca Raton, FL  33487                   ident of Richard
          (58)                                    M. Galkin Associates,
                                                  Inc., (telecommunica-
                                                  tions consultants).



          Stephen L.          Director            President, The Center
          Isaacs, Esq.                            For Health and Social
          60 Haven Street                         Policy (since Sept-
          Fl. B-2                                 ember 1996); Director
          NY, NY  10032                           of Columbia
          (56)                                    University
                                                  Development Law and
                                                  Policy Program (until
                                                  September 1996);
                                                  Professor at Columbia
                                                  University; and
                                                  President of Stephen
                                                  L. Isaacs Associates
                                                  (consultants).

          David L. Meister    Director            Consultant to
          111 Marquez Place                       the communica-
          Pacific                                 tions industry
          Palisades, CA 90272                     (since January
          (56)                                    1993); Executive
                                                  officer of Digital
                                                  Planet, Inc. (April,
                                                  1991 - December 1992)


          * Mr. Royce is an "interested person" of the Registrant under Section 2(a)(19) of the Investment Company Act of 1940, as amended.

          Each of the directors and officers of the Registrant is a resident of the United States.

          A compensation table is not required to be provided due to the recent change in the Registrant's management.

Item 19.  Control Persons and Principal Holders of Securities.
          Information regarding persons who control the Registrant is provided under Item 9, No. 3.

          Information regarding persons who own of record or beneficially more than five percent (5%) of the Registrant's voting securities is incorporated by reference to the Registrant's Proxy Statement.

          As of October 31, 1996, Charles M. Royce owned of record and beneficially 128,100 shares, or 1.6% of the outstanding shares of the Registrant's common stock; as a group, the directors and officers owned less than 1.0% of the Registrant's outstanding shares.

Item 20.  Investment Advisory and Other Services.
          Information regarding this item is provided under: (i) Item 9, No. 1.b.; and (ii) Proposal No. 1 of the Registrant's Proxy Statement, which is incorporated by reference.

Item 21.  Brokerage Allocation and Other Practices.
          The Registrant has authorized the Adviser to select brokers who execute the purchases and sales of the Registrant's portfolio securities. Although the Adviser will seek to obtain the best price and execution of Registrant transactions, it is authorized to place orders with brokers who provide brokerage and research services to the Adviser. The Adviser is authorized to cause the Registrant to pay commissions to a broker which are higher than those which might be charged by another broker in consideration of brokerage and research services provided, which may benefit the Registrant or other clients of the Adviser.

Item 22.  Tax Status.
          Information regarding this item is provided under Item 10, No. 4.

Item 23.  Financial Statements.    N/A.


                      Part C:  Other Information

Item 24.  Financial Statements and Exhibits.

          (1)  Financial Statements.  N/A.

          (2)  Exhibits.

               (a)  Charter.
                    (1) Articles of Amendment and Restatement filed October 31, 1996, are attached hereto as EX-99.2A(i).

                    (2) Articles of Correction filed November 7, 1996, are attached hereto as EX-99.2A(ii).

               (b) Bylaws. Bylaws as amended on October 31, 1996, are attached hereto as EX-99.2B.

               (c)  Voting Trust Agreements.  N/A.

               (d) Instruments defining the rights of security holders.

                    (1) Form of stock certificate is incorporated by reference to Exhibit (b)(4) of Pre-Effective Amendment No. 1 to this Registration Statement on Form N-2, as filed with the Commission on February 25, 1988.

                    (2) Amended form of stock certificate (reflecting change of name), is attached hereto as EX-99.2D.

               (e)  Distribution reinvestment plan.  Distribution
                    Reinvestment and Cash Purchase Plan, as adopted on October 31, 1996, is attached hereto as EX.99.2E.

               (f) Instruments defining the rights of holders of long-term debt of all subsidiaries for which consolidated or unconsolidated financial statements are required. N/A.

               (g) Investment advisory contracts. Investment Advisory Agreement with Quest Advisory Corp. dated
                    October 31, 1996, is attached hereto as EX-99.2G.

               (h)  Underwriting or distribution contracts.  N/A.

               (i) Bonus, profit-sharing, pension or other similar contracts or arrangements. N/A.

               (j) Custodian agreements. Form of Custodian Agreement between the Registrant and The Bank of New York dated June 24, 1996, is attached hereto as EX-99.2J.

               (k)  Other material contracts.  N/A.

               (l)  Opinion of counsel and consent.  N/A.

               (m)  Consents to service of process.  N/A.

               (n) Opinions, appraisals, or rulings and consents to their use. N/A

               (o)  Previously omitted financial statements.  N/A.

               (p) Agreements or understandings made in consideration for providing initial capital. Such agreements are incorporated by reference to Exhibit (b)(14) of Pre-Effective Amendment No. 1 to this Registration Statement on Form N-2, filed with the Commission on February 25, 1988.

               (q) Model plans used in the establishment of any retirement plan. N/A.


Item 25.  Marketing Arrangements.  N/A.

Item 26.  Other Expenses of Issuance and Distribution.  N/A.

Item 27.  Persons Controlled by or Under Common Control.  N/A.

Item 28.  Number of Holders of Securities.

          As of October 25, 1996:

          (1)                      (2)
          Title of Class           Number of Record Holders
          Common Stock             1,961

Item 29. Indemnification. No change occured with respect to fundamental documents of the Registrant. In addition, the new investment advisory agreement contains provisions relating to the indemnification of the investment advisor. See sections 6 and 8 of EX-99.2G, which is incorporated herein by reference.

Item 30.  Business and Other Connections of Investment Adviser.
          Reference is made to filings made by the Adviser for registration under the Investment Advisers Act of 1940. See information provided on Schedule D to the Adviser's application on Form ADV, as amended, for registration of Quest Advisory Corp., incorporated herein by reference.

Item 31.  Location of Accounts and Records.
          (1) Quest Advisory Corp., 1414 Avenue of the Americas, New York, New York 10019 (records relating to its function as investment adviser).

          (2) The Registrant, 1414 Avenue of the Americas, New York, New York 10019 (corporate documents, including charter, bylaws, and minute books).

          (3)  The Bank of New York, 48 Wall Street, New York,
               N.Y. 10286 (records relating to its function as custodian).

          (4) FPS Services, Inc., 3200 Horizon Drive, P.O. Box 61503, King of Prussia, PA 19406-0903 (records relating to its functions as transfer agent and dividend disbursing agent).

Item 32.  Management Services.  N/A.

Item 33.  Undertakings. N/A.


                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 21st day of November, 1996.


                              ROYCE GLOBAL TRUST, INC.


                              By:  CHARLES M. ROYCE
                                   Charles M. Royce, President


                               EXHIBITS

Item 24.  (2)  Exhibits.
               (a)  (1)  Articles of Amendment and Restatement
                         filed October 31, 1996 are attached hereto as EX-99.2A(i).

                    (2)  Articles of Correction filed November 7,
                         1996 are attached hereto as EX.99.2A(ii).

               (b)  Bylaws.  Bylaws, as amended to October 31,
                    1996 are attached hereto as EX-99.2B.

               (d)  (2)  Amended form of stock certificate
                         (reflecting change of name) is attached
                         hereto as EX-99.2D.

               (e) Distribution Reinvestment and Cash Purchase Plan, as adopted on October 31, 1996 is attached hereto as EX-99.2E.

               (g) Form of Investment Advisory Agreement between the Registrant and Quest Advisory Corp. dated
                    October 31, 1996 is attached hereto as EX-99.2G.

               (j) Custodian Agreement between the Registrant and The Bank of New York dated June 24, 1996 is attached hereto as EX-99.2J.

186695.3